Exhibit 99.1

ChemoCentryx Reports First Quarter 2020 Financial Results and Recent Highlights

-- On track to file U.S. New Drug Application (NDA) for avacopan in ANCA-associated vasculitis mid-year --

-- Topline data from CCX140 LUMINA-1 Phase II clinical trial in Focal Segmental Glomerulosclerosis (FSGS) expected Q2 --

-- Completed enrollment of the AURORA clinical trial of avacopan in Hidradenitis Suppurativa (HS), with topline data expected Q3 --

-- ACCOLADE clinical trial of avacopan in C3 Glomerulopathy (C3G) on track to report topline data expected by year-end --

-- Conference call today at 5:00 p.m. Eastern Time --

MOUNTAIN VIEW, Calif., May 11, 2020 -- ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the first quarter ended March 31, 2020 and provided an overview of the Company’s recent corporate highlights.

“In the face of this global infection pandemic, we pause in sympathy for those suffering while we are reminded of the deep importance of our mission,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “A central tenet for our new medicines is ‘do not immune suppress,’ and the current crisis provides a stark reminder of exactly why this is so important. The use of immune suppressive therapies which are the current standard of care for autoimmune diseases like ANCA vasculitis puts people who are already struggling with serious, life threatening conditions at additional risk for infectious disease.”

“We at ChemoCentryx are entirely devoted to a different and, we believe, better approach: highly targeted, non-immunosuppressive medicines such as avacopan. Such medicines are entirely unlike the current immune-destroying regimen of high doses of prednisone combined with other immune system dampeners. Our mission at ChemoCentryx continues with increased urgency. We are actively preparing our NDA submission to the FDA following the positive results of the Phase III ADVOCATE trial of avacopan for the treatment of ANCA vasculitis. We are also looking forward to topline data from our CCR2 inhibitor CCX140 in FSGS patients, as well as the rest of our data readouts expected this year in our ‘2020 4-Sight’ plan. For example, enrollment is complete with over 400 patients in the Phase II AURORA clinical trial of avacopan in HS, and we also expect to report topline data from our ACCOLADE trial of avacopan in C3G by the end of the year. Our mission to meet unprecedented disease challenges with innovative medicines continues.”

Key Highlights

•

On track to file the NDA for avacopan in the treatment of ANCA-associated vasculitis in mid-2020, following the ADVOCATE Phase III pivotal clinical trial, which demonstrated avacopan’s statistical superiority in sustaining remission at 52 weeks over the prednisone-containing standard-of-care.

•

Fully-enrolled over 400 patients in the Company’s AURORA Phase IIb clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS). Topline data from AURORA continue to be expected in the third quarter 2020.

•

On track to report topline data from the LUMINA-1 Phase II randomized dose-ranging clinical trial of CCX140, an inhibitor of the chemokine receptor known as CCR2, in patients with sub-nephrotic primary FSGS, a rare kidney disease in the second quarter of 2020.

•

Open-label LUMINA-2 study continues to enroll, evaluating CCX140 in patients with nephrotic syndrome primary FSGS (≥3 gram/day baseline proteinuria), the more severe and rarer form of the disease. Data from LUMINA-2 are expected in the second half of 2020.

•	Strengthened the balance sheet with an additional credit facility of up to $100 million secured in January 2020. Reported cash and investments exceeded $188 million at March 31, 2020.

First Quarter 2020 Financial Results

Revenue was $6.0 million for the first quarter of 2020, compared to $8.3 million for the same period in 2019. The decrease in revenue from 2019 to 2020 was primarily attributable to lower costs incurred due to the full enrollment of the avacopan ADVOCATE Phase III pivotal trial in 2018 and the CCX140 LUMINA-1 Phase II clinical trial in 2019.

Research and development expenses were $19.3 million for the first quarter of 2020, compared to $15.4 million for the same period in 2019. The increase from 2019 to 2020 was primarily attributable to patient enrollment of the avacopan AURORA Phase IIb clinical trial in patients with HS, professional fees associated with the preparation of submitting an NDA for avacopan for the treatment of ANCA vasculitis and higher research and drug discovery expenses, partially offset by decreases in expenses due to the full enrollment of the avacopan ADVOCATE Phase III pivotal trial in 2018 and the CCX140 LUMINA-1 Phase II clinical trial in 2019.

General and administrative expenses were $8.8 million for the first quarter of 2020, compared to $5.5 million for the same period in 2019. The increase from 2019 to 2020 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the first quarter of 2020 was $21.7 million, compared to net loss of $11.9 million for the same period in 2019.

Total shares outstanding at March 31, 2020 were approximately 61.8 million shares.

Cash, cash equivalents and investments totaled $188.8 million at March 31, 2020. The Company expects to utilize cash and investments in the range of $85 million to $95 million in 2020.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 11, 2020 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 3992649. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. In the pivotal Phase III ADVOCATE trial, avacopan demonstrated the ability to induce vasculitis remission at 26 weeks and statistical superiority in sustaining vasculitis remission at 52 weeks. The topline safety results revealed an acceptable safety profile in this serious and life-threatening disease with fewer subjects having serious after events in the avacopan group than in the glucocorticoid-containing standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS. CCX140 was previously evaluated in a Phase II placebo-controlled, clinical trial in patients with diabetic nephropathy. CCX140 treatment in these patients resulted in a statistically significant reduction in proteinuria.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when the avacopan ANCA vasculitis NDA regulatory filing with the FDA will be submitted, whether such filing will be validated by the FDA, whether avacopan will receive marketing authorization by the FDA for the treatment of ANCA vasculitis, whether avacopan will be an effective treatment in other indications such as C3G or HS, whether CCX140 will advance to a registration trial for the treatment of FSGS, when full data analysis of LUMINA-1 and topline LUMINA-2, AURORA and ACCOLADE clinical data might become available or be released, whether CCX140 will be an effective treatment for FSGS, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2020 will fall within the projected range and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 10, 2020 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$5,855	$8,327
Grant revenue	153	—

Total revenue	6,008	8,327

Operating expenses:
Research and development	19,311	15,354
General and administrative	8,820	5,501

Total operating expenses	28,131	20,855

Loss from operations	(22,123)	(12,528)
Total other income, net	436	579

Net loss	$(21,687)	$(11,949)

Basic and diluted net loss per common share	$(0.35)	$(0.23)

Shares used to compute basic and diluted net loss per common share	61,295	52,395

	March 31,	December 31,
	2020	2019
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$188,831	$202,240
Working capital	128,723	115,282
Total assets	197,302	209,083
Long-term debt, net	24,178	19,786
Accumulated deficit	(451,673)	(429,986)
Total stockholders’ equity	60,161	66,000